Exhibit 23.1

                          INDEPENDENT AUDITOR'S CONSENT

As independent public accountants, we hereby consent to the inclusion in this registration statement on Form F-1 of our report on the balance sheets of Media Century International Limited (a development stage company) as of July 31, 2004 and 2003 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended July 31, 2004 and 2003 and for the period from July 18, 2002 (date of incorporation) to July 31, 2004 and 2002. We also consent to the references to our firm in the "Experts" section of the Prospectus

/s/ PKF
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Certified Public Accountants
Hong Kong
November 5, 2004